Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Almost Family, Inc. 2009 Employee Stock Purchase Plan, of our reports dated March 6, 2009, with respect to the consolidated financial statements and schedule of Almost Family, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Almost Family, Inc. and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Louisville, Kentucky

August 20, 2009